Exhibit 99.1

FOR IMMEDIATE RELEASE
Laboratory Corporation of America	Investor/Media Contact:
358 South Main Street	Stephen Anderson – 336-436-5274
Burlington, NC 27215	Company Information: www.labcorp.com
Telephone: (336) 584-5171

LabCorp Introduces HCV Resistance Testing through Monogram Biosciences with the Launch of
HCV GenoSure® NS3/4A

Burlington, NC, August 25, 2011 — Laboratory Corporation of America® Holdings (LabCorp®) (NYSE: LH) announced today the nationwide availability of a nucleic acid sequencing assay that reports NS3 and NS4A mutations and NS3 associated resistance to the recently approved hepatitis C virus (HCV) protease inhibitors, adding to LabCorp’s suite of HCV testing.  Identification of certain mutations may be useful to clinicians considering patient treatment decisions.

“HCV GenoSure NS3/4A represents the first in a series of HCV drug resistance assays that have been developed at Monogram Biosciences to support the clinical evaluation of HCV direct-acting antiviral (DAA) agents and their use in the management of HCV infection,” commented Chris Petropoulos, PhD, LabCorp’s Vice President of Monogram Research & Development.  “We look forward to expanding our broad HCV assay portfolio to support the development and clinical application of additional DAA agents that target other distinct steps in the HCV replication cycle.”

HCV GenoSure NS3/4A is currently available exclusively through LabCorp and its Monogram Biosciences Center of Excellence.  The test is available for commercial use as well as clinical trial use.  Monogram is an established leader in anti-viral drug resistance with 15 years experience in virology and infectious disease testing.

An estimated 3.2 million people in the United States and up to 170 million people worldwide are infected by HCV.  Since 2002, the standard of care for HCV infection in the US has been treatment with pegylated α-interferon and ribavirin.  In May 2011, the FDA approved the first two DAA agents, boceprevir (Victrelis™, Merck & Co) and telaprevir (Incivek™, Vertex Pharmaceuticals).  Either agent is used in combination with pegylated α-interferon and ribavirin for the treatment of HCV genotype 1 infection.  During clinical trials conducted to support regulatory approval, HCV variants containing mutations that confer reduced susceptibility to boceprevir and telaprevir emerged in patients who experienced sub-optimal treatment response.

HCV GenoSure NS3/4A analyzes the genetic sequence for the non-structural proteins NS3 and NS4A of HCV genotypes 1a and 1b that encode for an enzyme essential to viral replication.  The assay detects mutations in NS3 and NS4A and specifically identifies those associated with boceprevir and telaprevir resistance.

Recommendations recently developed by the HCV Drug Resistance Advisory Group emphasize the value of resistance testing at treatment baseline and failure in support of the development and clinical evaluation of new drug candidates.  In HIV, the routine use of resistance testing to guide antiviral drug treatment is established in clinical practice.  In response to the recent and future availability of DAA agents, some experts anticipate that drug resistance testing will provide similar value to the clinical management of HCV infection.

-more-

 About LabCorp®
Laboratory Corporation of America® Holdings, an S&P 500 company, is a pioneer in commercializing new diagnostic technologies and the first in its industry to embrace genomic testing.  With annual revenues of $5.0 billion in 2010, over 31,000 employees worldwide, and more than 220,000 clients, LabCorp offers a broad test menu ranging from routine blood analyses to reproductive genetics to DNA sequencing. LabCorp furthers its scientific expertise and innovative clinical testing technology with its Centers of Excellence: The Center for Molecular Biology and Pathology, National Genetics Institute, ViroMed Laboratories, Inc., The Center for Esoteric Testing, Litholink Corporation, Genzyme GeneticsSM*, DIANON Systems, Inc., US LABS, Monogram Biosciences, Inc., and Esoterix and its Colorado Coagulation, Endocrine Sciences, and Cytometry Associates laboratories. LabCorp conducts clinical trials testing through its Esoterix Clinical Trials Services division. LabCorp clients include physicians, government agencies, managed care organizations, hospitals, clinical labs, and pharmaceutical companies. To learn more about our organization, visit our Web site at: www.labcorp.com.

*Genzyme Genetics and its logo are trademarks of Genzyme Corporation and used by Esoterix Genetic Laboratories, LLC, a wholly-owned subsidiary of LabCorp, under license. Esoterix Genetic Laboratories and LabCorp are operated independently from Genzyme Corporation.

This press release contains forward-looking statements. Each of the forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace and adverse actions of governmental and other third-party payors.  Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp’s financial results is included in the Company’s Form 10-K for the year ended December 31, 2010, and subsequent SEC filings.

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